                                                                      EXHIBIT 11

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                             2001         2000         1999
                                                           --------     --------     --------
                                                                     (IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)
Basic:
  Weighted average number of shares outstanding..........   144,430      144,344      111,395
                                                           --------     --------     --------
  Income before extraordinary gain.......................  $347,792     $135,474     $ 27,704
  Extraordinary gain, net of income taxes of $5,672 and
     $1,154, respectively................................     9,658        1,882           --
                                                           --------     --------     --------
  Net income.............................................  $357,450     $137,356     $ 27,704
                                                           --------     --------     --------
  Earnings per share:
     Before extraordinary gain...........................  $   2.41     $    .94     $    .25
     Extraordinary gain, net.............................       .07          .01           --
                                                           --------     --------     --------
     Net income..........................................  $   2.48     $    .95     $    .25
                                                           --------     --------     --------
Diluted:
  Weighted average number of shares outstanding..........   144,430      144,344      111,395
  Net effect of dilutive stock options and warrants based
     on the treasury stock method........................     6,697        8,073        9,054
  Assumed conversion of our zero coupon convertible
     senior debentures...................................    17,663(1)        --(2)        --
                                                           --------     --------     --------
  Total..................................................   168,790      152,417      120,449
                                                           --------     --------     --------
  Income before extraordinary gain.......................  $347,792     $135,474     $ 27,704
  Extraordinary gain, net of income taxes of $5,672 and
     $1,154, respectively................................     9,658        1,882           --
                                                           --------     --------     --------
  Net income.............................................   357,450      137,356       27,704
  Add interest expense on assumed conversion of our zero
     coupon convertible senior debentures, net of tax....    20,055(1)        --(2)        --
                                                           --------     --------     --------
  Total..................................................  $377,505     $137,356     $ 27,704
                                                           --------     --------     --------
  Earnings per share:
     Before extraordinary gain...........................  $   2.18     $    .89     $    .23
     Extraordinary gain, net.............................       .06          .01           --
                                                           --------     --------     --------
     Net income..........................................  $   2.24     $    .90     $    .23
                                                           --------     --------     --------

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(1) Diluted earnings per share for 2001, reflects the assumed conversion of our
    $825.0 million and $1.381 billion zero coupon convertible senior debentures, as the conversion in that period would have been dilutive.

(2) Diluted earnings per share for 2000, does not reflect the assumed conversion of our $825.0 million zero coupon convertible senior debentures, as this conversion would be anti-dilutive.